UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. __)*

                           Altus Pharmaceuticals, Inc.
                           ---------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 Par Value
                     ---------------------------------------
                         (Title of Class of Securities)

                                    02216N105
                                    ---------
                                 (CUSIP Number)

                                February 14, 2007
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------                                          ------------------
CUSIP No.  02216N105                  13G                     Page 2 of 12 Pages
--------------------                                          ------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Warburg Pincus Private Equity VIII, L.P.         I.R.S. #13-4161869
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             4,307,163
     OWNED BY        ------ ----------------------------------------------------
       EACH          7      SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                0
       WITH:         ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            4,307,163
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,307,163
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           13.8%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                                          ------------------
CUSIP No.  02216N105                  13G                     Page 3 of 12 Pages
--------------------                                          ------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Warburg Pincus & Co.                             I.R.S. #13-6358475
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             4,307,163
     OWNED BY        ------ ----------------------------------------------------
       EACH          7      SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                0
       WITH:         ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            4,307,163
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,307,163
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           13.8%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                                          ------------------
CUSIP No.  02216N105                  13G                     Page 4 of 12 Pages
--------------------                                          ------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Warburg Pincus LLC                               I.R.S. #13-3536050
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             4,307,163
     OWNED BY        ------ ----------------------------------------------------
       EACH          7      SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                0
       WITH:         ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            4,307,163
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,307,163
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           13.8%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                                          ------------------
CUSIP No.  02216N105                  13G                     Page 5 of 12 Pages
--------------------                                          ------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Warburg Pincus Partners LLC                      I.R.S. #13-4069737
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             4,307,163
     OWNED BY        ------ ----------------------------------------------------
       EACH          7      SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                0
       WITH:         ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            4,307,163
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,307,163
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           13.8%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                                          ------------------
CUSIP No.  02216N105                  13G                     Page 6 of 12 Pages
--------------------                                          ------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Charles R. Kaye                                  I.R.S. #
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             4,307,163
     OWNED BY        ------ ----------------------------------------------------
       EACH          7      SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                0
       WITH:         ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            4,307,163
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,307,163
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           13.8%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                                          ------------------
CUSIP No.  02216N105                  13G                     Page 7 of 12 Pages
--------------------                                          ------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Joseph P. Landy                                  I.R.S. #
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             4,307,163
     OWNED BY        ------ ----------------------------------------------------
       EACH          7      SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                0
       WITH:         ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            4,307,163
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,307,163
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           13.8%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a):     Name of Issuer:

               Altus Pharmaceuticals, Inc. (the "Company")

Item 1(b):     Address of Issuer's Principal Executive Offices:

               125 Sidney Street
               Cambridge, Massachusetts  02139

Item 2(a):     Name of Person Filing:

               This Schedule 13G is filed by Warburg Pincus Private Equity VIII, L.P. and two affiliated entities (collectively, "WP VIII"). The sole general partner of WP VIII is Warburg Pincus Partners LLC ("WPP LLC"). WPP LLC is a direct subsidiary of Warburg Pincus & Co. ("WP"). Warburg Pincus LLC ("WP LLC"), manages WP VIII. Charles R. Kaye ("Mr. Kaye") and Joseph P. Landy ("Mr. Landy") are each Managing General Partners of WP and Co-Presidents and Managing Members of WP LLC. Each of WP, WPP LLC, WP LLC, Mr. Kaye and Mr. Landy disclaim beneficial ownership of the Common Stock except to the extent of any indirect pecuniary interest therein. Mr. Kaye and Mr. Landy may be deemed to control WP VIII, WPP LLC, WP and WP LLC. WP VIII, WPP LLC, WP, WP LLC, Mr. Kaye and Mr. Landy are sometimes collectively referred to herein as the "Warburg Pincus Reporting Persons."

Item 2(b):     Address of Principal Business Office or, if None, Residence:

               The address of the principal business office of the Warburg Pincus Reporting Persons is c/o Warburg Pincus & Co., 466 Lexington Avenue, New York, New York 10017.

Item 2(c):     Citizenship:

               WP VIII is a Delaware limited partnership, WPP LLC is a New York limited liability company, WP is a New York general partnership and WP LLC is a New York limited liability company.

Item 2(d):     Title of Class of Securities:

               Common Stock, par value $0.01 per share ("Common Stock")

Item 2(e):     CUSIP Number

               02216N105

Item 3: If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

               A. [ ] Broker or dealer registered under Section 15 of the Act,

               B. [ ] Bank as defined in Section 3(a)(6) of the Act,

               C. [ ] Insurance Company as defined in Section 3(a)(19) of the
                  Act,

               D. [ ] Investment Company registered under Section 8 of the
                  Investment Company Act of 1940,

               E. [ ] Investment Adviser in accordance with Rule 13d-1
                  (b)(1)(ii)(E),

               F. [ ] Employee Benefit Plan or Endowment Fund in accordance with
                  13d-1 (b)(1)(ii)(F),

               G. [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

               H. [ ] Savings Association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act,

               I. [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

               J. [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4:        Ownership:

     The information required by Items 4(a) - (c) is set forth in Rows 4 - 11 of the cover page hereto for each Warburg Pincus Reporting Person and is incorporated herein by reference for each such Warburg Pincus Reporting Person.

Item 5:        Ownership of Five Percent or Less of a Class:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6:        Ownership of More than Five Percent on Behalf of Another Person:

               Other than as set forth herein, no other person has the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, in excess of 5% of the total outstanding Common Stock.

Item 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

               N/A

Item 8:        Identification and Classification of Members of the Group:

               The Warburg Pincus Reporting Persons are making this single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. The agreement among the Warburg Pincus Reporting Persons to file jointly is attached hereto as Exhibit 99.1. Each of the Warburg Pincus Reporting Persons disclaims beneficial ownership of all of the shares of Common Stock, other than those reported herein as being owned by it.

Item 9:        Notice of Dissolution of Group:

               N/A

Item 10:       Certification:

               N/A

                                   SIGNATURES

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: May 18, 2007                     WARBURG PINCUS PRIVATE EQUITY VIII,
                                        L.P.

                                             By: Warburg Pincus Partners LLC,
                                                 its General Partner

                                             By:  Warburg Pincus & Co.,
                                                  its Managing Member


                                        By: /s/ Scott A. Arenare
                                            ------------------------------------
                                            Name:  Scott A. Arenare
                                            Title: Partner

Dated:  May 18, 2007                    WARBURG PINCUS PARTNERS LLC
                                             By:  Warburg Pincus & Co.,
                                                  its Managing Member


                                        By: /s/ Scott A. Arenare
                                            ------------------------------------
                                            Name:  Scott A. Arenare
                                            Title: Partner

Dated:  May 18, 2007                    WARBURG PINCUS & CO.


                                        By: /s/ Scott A. Arenare
                                            ------------------------------------
                                            Name:  Scott A. Arenare
                                            Title: Partner

Dated:  May 18, 2007                    WARBURG PINCUS LLC


                                        By: /s/ Scott A. Arenare
                                            ------------------------------------
                                            Name:  Scott A. Arenare
                                            Title: Managing Director

Dated:  May 18, 2007

                                             /s/ Scott A. Arenare
                                        ----------------------------------------
                                        Charles R. Kaye
                                        By:  Scott A. Arenare
                                             as Attorney-in-Fact

Dated:  May 18, 2007

                                             /s/ Scott A. Arenare
                                        ----------------------------------------
                                        Joseph P. Landy
                                        By:  Scott A. Arenare
                                             as Attorney-in-Fact

                                  EXHIBIT INDEX
                                  -------------


Exhibit 99.1: Joint Filing Agreement, dated May 18, 2007, by and among the Warburg Pincus Reporting Persons.